NEWS RELEASE                         For immediate release

California Resources Corporation Announces Its
First Quarter 2015 Financial Results

LOS ANGELES, April 30, 2015 – California Resources Corporation (NYSE:CRC), the newly independent California-based oil and gas exploration and production company, today announced an adjusted net loss1 of $97 million ($0.25 per diluted share) for the first quarter of 2015, compared with an adjusted net income of $223 million ($0.57 per diluted share) for the first quarter of 2014. Adjusted EBITDAX2 for the first quarter of 2015 was $198 million compared with $705 million for the first quarter of 2014.

Highlights Include:

•	Record quarterly total production of 166,000 BOE per day and record crude oil production of 108,000 barrels per day

•	First quarter 2015 Adjusted EBITDAX of $198 million

•	Capital investment of $133 million in the first quarter of 2015

•	Operating cash flow of $115 million in first quarter of 2015

Todd Stevens, President and Chief Executive Officer, said, "We completed our first full quarter as an independent company and are strongly encouraged by our results even with the challenging commodity market. Following the spin-off, we responded to this rapid price decline by swiftly reducing the capital for the remainder of 2014 and cut our 2015 capital investment program to $440 million, a reduction of about 80 percent compared to 2014. We brought our drilling rig count from 27 in November down to the 3 rigs that we are operating currently. We invested $133 million for the quarter, which was below our guidance. We worked with our lender groups to deliver on our credit amendment that provides flexibility through the end of 2016 to implement our deleveraging plan. Lastly, we also delivered record crude oil and total production, as well as cost reductions, for the quarter and we are in detailed discussions with various parties regarding the full suite of deleveraging options available in our broad portfolio."
Mr. Stevens added, "As I have stated before, we are committed to living within our cash flows and our capital investment rate is coming down to a level consistent with our expected cash flow for the year. Our asset base provides us the operating flexibility to adjust our capital program rapidly during the course of the year based on market conditions, as well as the ability to shift our capital between basins and drive mechanisms to optimize returns throughout the commodity price cycle. We believe with this year's capital investment program, we will see our 2015 average crude oil production increase over 2014 levels with overall average production essentially flat compared to 2014."

First Quarter Results
The adjusted net loss was $97 million ($0.25 per diluted share) for the first quarter of 2015, compared with an adjusted net income of $223 million ($0.57 per diluted share) for the first quarter of 2014. The 2015 quarter reflected higher oil volumes and lower production costs, depreciation, depletion and amortization and exploration expenses, more than offset by significantly lower realized oil, NGL and gas prices and higher interest expense as a result of our capital structure as an independent company.
Daily oil and gas production volumes averaged a record 166,000 barrels of oil equivalent (BOE) in the first quarter of 2015, compared with 154,000 BOE in the first quarter of 2014. Average oil production increased by 14 percent or 13,000 barrels per day to a record 108,000 barrels per day in the first quarter of 2015. NGL production decreased by 1,000 barrels per day and natural gas production was unchanged at 242 million cubic feet per day.
Realized crude oil prices decreased 55 percent to $46.44 per barrel for the first quarter of 2015 from $102.32 per barrel for the first quarter of 2014. The decrease reflected the drop in global oil prices and widening differentials to Brent related to California fundamentals, including recent refinery events. Realized NGL prices decreased 64 percent to $21.55 per barrel in the first quarter of 2015 from $60.39 per barrel in the first quarter of 2014. Natural gas realized prices decreased 41 percent in the first quarter of 2015 to $2.84 per thousand cubic feet (Mcf), compared with $4.78 per Mcf in the first quarter of 2014.
Production costs for the first quarter of 2015 were $242 million or $16.20 per barrel, compared with $256 million or $18.43 per barrel for the first quarter of 2014. A significant portion of the decrease resulted from lower energy and gas costs, as well as improved well servicing efficiency. General and administrative expenses were $76 million or $5.09 per barrel for the first quarter of 2015, compared with $77 million or $5.54 per barrel for the first quarter of 2014.
Operating cash flow was $115 million for the first quarter of 2015, compared with $740 million for the first quarter of 2014.

First Quarter Operational Activity
CRC drilled 55 wells in the first quarter of 2015, of which 2 were drilled for primary production, 45 wells were drilled for steamfloods primarily in the Kern Front field in the San Joaquin basin, 7 were focused on waterflood fields primarily in the Wilmington field in the Los Angeles Basin and 1 was focused on unconventional reservoirs. Of the 45 steamflood wells drilled in the San Joaquin basin, 3 were exploration wells. Capital efficiency continued to improve in the first quarter of 2015 with average drilling costs coming in lower than the 2014 levels.

Current Market Conditions
The oil and gas industry continues to experience low commodity prices, particularly in oil, which began in the second half of 2014. CRC responded by swiftly reducing capital investments, adopting a 2015 capital program of $440 million compared to $2.1 billion in 2014, a reduction of approximately 80 percent. CRC also reduced its rig count to three in the first quarter of 2015 and continues to implement operating cost reductions.

Hedging Update
Recently, CRC extended it existing hedging program to protect its capital plan by hedging 30,000 barrels per day of its expected fourth quarter 2015 oil production. For this tranche, CRC purchased Brent-based puts with a $60 floor and sold calls with a weighted-average ceiling of $73.

1 See reconciliation on Attachment 2.
2 For an explanation of how we calculate and use Adjusted EBITDAX (non-GAAP) and a reconciliation of net income / (loss) (GAAP) to Adjusted EBITDAX (non-GAAP), please see Attachment 2.

Conference Call Details
To participate in today’s conference call, either dial (866) 777-2509 (International calls please dial +1 (412) 317-5413) or access via webcast at www.crc.com, fifteen minutes prior to the scheduled start time to register. Participants may also pre-register for the conference call at http://dpregister.com/10062648. A digital replay of the conference call will be archived for approximately 30 days and supplemental slides for the conference call will be available online in Investor Relations at www.crc.com.

About California Resources Corporation
California Resources Corporation is the largest oil and natural gas exploration and production company in California on a gross-operated basis. The Company operates its world class resource base exclusively within the State of California, applying integrated infrastructure to gather, process and market its production. Using advanced technology, California Resources Corporation focuses on safely and responsibly supplying affordable energy for California by Californians.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties that could materially affect our expected results of operations, liquidity, cash flows and business prospects, and reported results should not be considered an indication of future performance. Such statements specifically include our expectations as to our drilling program, production, hedging activities, capital investments and other guidance included in this press release.  Factors that could cause results to differ include: commodity price fluctuations; the effect of our debt on the impact of economic downturns and adverse business developments; sufficiency of our operating cash flow to fund planned capital investments; the ability to obtain government permits and approvals; effectiveness of our capital investments; restrictions and changes in restrictions imposed by regulations including those related to our ability to obtain, use, manage or dispose of water; risks of drilling; tax law changes; competition for and costs of oilfield equipment, services, qualified personnel and acquisitions; the subjective nature of estimates of proved reserves and related future net cash flows; restriction of operations to, and concentration of exposure to events such as industrial accidents, natural disasters and labor difficulties in, California; concerns about climate change and air quality issues; lower-than-expected production from development projects or acquisitions; catastrophic events for which we may be uninsured or underinsured; cyber attacks; operational issues that restrict market access; and uncertainties related to the spin-off, the agreements related thereto and the anticipated effects of restructuring or reorganizing our business. Material risks are further discussed in “Risk Factors” in our Annual Report on Form 10-K available on our website at crc.com.  Words such as “estimate,” “project,” “predict,” “will,” “would,” “should,” “could,” “may,” “might,” “anticipate,” “plan,” “intend,” “believe,” “expect,” “aim,” “goal,” “target,” “objective,” “likely,” “budget,” “continue,” “guidance,” “outlook,” or similar expressions that convey the prospective nature of events or outcomes generally indicate forward-looking statements.  Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

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Contacts:

Scott Espenshade (Investor Relations) 310 443-6348 Scott.Espenshade@crc.com	Margita Thompson (Media) 310 443-6272 Margita.Thompson@crc.com

Attachment 1
SUMMARY OF RESULTS
	First Quarter
($ and shares in millions)	2015	2014

Statement of Operations Data:
Revenues
Oil and gas sales	$549	$1,080
Other revenue	28	41
	577	1,121
Costs and other deductions
Production costs	242	256
General and administrative expenses	76	77
Depreciation, depletion and amortization	253	289
Taxes other than on income	55	52
Exploration expense	17	31
Interest and debt expense, net	79	—
Other expenses	24	42
	746	747
Income / (loss) before income taxes	(169)	374
Income tax (expense) / benefit	69	(151)
Net income / (loss)	$(100)	$223

EPS - diluted	$(0.26)	$0.57

Adjusted net income / (loss)	$(97)	$223
Adjusted EPS - diluted	$(0.25)	$0.57

Weighted average basic shares outstanding (a)	382.1	381.8
Weighted average diluted shares outstanding (a)	382.1	381.8

(a) - On November 30, 2014, the Spin-off date from Occidental Petroleum Corporation, we issued 381.4 million shares of our common stock. Additional shares were distributed to our employees and vested in December. For comparative purposes, and to provide a more meaningful calculation of weighted-average shares outstanding, we have assumed these amounts to be outstanding for each period prior to the Spin-off.

Adjusted EBITDAX	$198	$705
Effective tax rate	41%	40%

Cash Flow Data:
Net cash provided by operating activities	$115	$740
Net cash used by investing activities	$(313)	$(501)
Net cash provided (used) by financing activities	$212	$(239)

Balance Sheet Data:	March 31,	December 31,
	2015	2014
Total current assets	$654	$701
Property, plant and equipment, net	$11,566	$11,685
Total current liabilities	$735	$922
Long-term debt, net	$6,479	$6,292
Total equity	$2,516	$2,611

Outstanding shares	386.0	385.6

Attachment 2
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
We define adjusted EBITDAX consistent with our credit facilities as earnings before interest expense; income taxes; depreciation, depletion and amortization; exploration expense; and certain other non-cash items as well as unusual, infrequent items. Our management believes adjusted EBITDAX provides useful information in assessing our financial condition, results of operations and cash flows and is widely used by the industry and investment community. The amounts included in the calculation of adjusted EBITDAX were computed in accordance with U.S. generally accepted accounting principles (GAAP). This measure is a material component of one of our financial covenants under our credit facilities and is provided in addition to, and not as an alternative for, income and liquidity measures calculated in accordance with GAAP. Certain items excluded from adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable and depletable assets. Adjusted EBITDAX should be read in conjunction with the information contained in our financial statements prepared in accordance with GAAP.

The following tables present a reconciliation of the GAAP financial measure of net income / (loss) to the non-GAAP financial measure of adjusted EBITDAX:

	First Quarter
($ millions)	2015	2014
Net income / (loss)	$(100)	$223
Interest expense	79	—
Income tax expense / (benefit)	(69)	151
Depreciation, depletion and amortization	253	289
Exploration expense	17	31
Other	18	11
Adjusted EBITDAX	$198	$705

Net cash provided by operating activities	$115	$740
Interest expense	79	—
Cash exploration expenses	11	6
Changes in operating assets and liabilities	1	(71)
Other, net	(8)	30
Adjusted EBITDAX	$198	$705

California Resources Corporation's results of operations can include the effects of significant, unusual and infrequent transactions and events affecting earnings that vary widely and unpredictably in nature, timing, amount and frequency. Therefore management uses a measure called "adjusted net income / (loss) ," which excludes those items. This non-GAAP measure is not meant to disassociate items from management's performance, but rather is meant to provide useful information to investors interested in comparing California Resources Corporation's earnings performance between periods. Reported earnings are considered representative of management's performance over the long term. Adjusted net income / (loss) is not considered to be an alternative to income / (loss) reported in accordance with GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income / (loss) to the non-GAAP financial measure of adjusted net income / (loss):
	First Quarter
($ millions)	2015	2014
Net income / (loss)	$(100)	$223
Rig terminations	2	—
Hedge related activity	3	—
Tax effect of pre-tax adjustments	(2)	—
Adjusted net income / (loss)	$(97)	$223

Adjusted EPS - diluted	$(0.25)	$0.57

Attachment 3
ADJUSTED NET INCOME / (LOSS) VARIANCE ANALYSIS
($ millions)

2014 1st Quarter Adjusted Net Income	$223

Price - Oil and NGLs	(598)
Price - Natural Gas	(44)
Volume	74
Production cost rate	34
DD&A rate	56
Exploration expense	14
Interest expense	(79)
Income tax	218
All Others	5

2015 1st Quarter Adjusted Net Loss	$(97)

			Attachment 4
CAPITAL INVESTMENTS
	First Quarter
($ millions)	2015	2014
Capital Investments:
Conventional	$102	$330
Unconventional	17	125
Exploration	10	20
Corporate and Other	4	—
	$133	$475

			Attachment 5
PRODUCTION STATISTICS
	First Quarter
	2015	2014
Net Oil, NGLs and Natural Gas Production Per Day

Oil (MBbl/d)
San Joaquin Basin	67	62
Los Angeles Basin	34	27
Ventura Basin	7	6
Sacramento Basin	—	—
Total	108	95

NGLs (MBbl/d)
San Joaquin Basin	17	18
Los Angeles Basin	—	—
Ventura Basin	1	1
Sacramento Basin	—	—
Total	18	19

Natural Gas (MMcf/d)
San Joaquin Basin	179	171
Los Angeles Basin	2	1
Ventura Basin	12	11
Sacramento Basin	49	59
Total	242	242

Total Barrels of Oil Equivalent (MBoe/d)	166	154

			Attachment 6
PRICE STATISTICS
	First Quarter
	2015	2014
Realized Prices
Oil ($/Bbl)	$46.44	$102.32
NGLs ($/Bbl)	$21.55	$60.39
Natural gas ($/Mcf)	$2.84	$4.78

Index Prices
Brent oil ($/Bbl)	$55.17	$107.90
WTI oil ($/Bbl)	$48.63	$98.68
NYMEX gas ($/Mcf)	$3.06	$4.66

Realized Prices as Percentage of Index Prices
Oil as a percentage of Brent	84%	95%
Oil as a percentage of WTI	95%	104%
NGLs as a percentage of Brent	39%	56%
NGLs as a percentage of WTI	44%	61%
Natural gas as a percentage of NYMEX	93%	103%

Attachment 7
2015 SECOND QUARTER GUIDANCE

Anticipated Realizations Against the Prevailing Index Prices for Q2 2015
Oil	84% to 89% of Brent
NGLs	32% to 36% of Brent
Natural Gas	90% to 94% of NYMEX

2015 Second Quarter Production, Capital and Income Statement Guidance
Production	158 to 163 Mboe per day
Capital	$110 million to $120 million
Production costs	$16.70 to $17.20 per boe
General and administrative expenses	$5.65 to $5.80 per boe
Depreciation, depletion and amortization	$17.00 to $17.20 per boe
Taxes other than on income	$54 million to $58 million
Exploration expense	$10 million to $14 million
Interest expense	$79 million to $81 million
Income tax expense rate	41%
Cash tax rate	0%

Pre-tax Quarterly Price Sensitivities	On Income (a)	On Cash (a)
$1 change in Brent index	$7.5 million	$7.5 million
$1 change in NGLs	$0.5 million	$0.5 million
$.50 change in NYMEX gas	$4 million	$4 million

Quarterly Volumes Sensitivities
$1 change in the Brent index (a)	225 Boe/d

(a) Reflects the effect of production sharing type contracts in our Wilmington field operations.

					Attachment 8
DRILLING ACTIVITY
	San Joaquin	Los Angeles	Ventura	Sacramento
Wells Drilled (Gross)	Basin	Basin	Basin	Basin	Total

Development Wells
Primary	1	—	—	—	1
Waterflood	—	7	—	—	7
Steamflood	42	—	—	—	42
Unconventional	1	—	—	—	1
Total	44	7	—	—	51

Exploration Wells
Primary	—	—	—	1	1
Waterflood	—	—	—	—	—
Steamflood	3	—	—	—	3
Unconventional	—	—	—	—	—
Total	3	—	—	1	4
Total Wells	47	7	—	1	55

Development Drilling Capital ($ millions)	$27	$13	—	—	$40